                                                                    EXHIBIT 99.1



DATE: February 14, 2003

FROM:                                     FOR:
Padilla Speer Beardsley Inc.              Tower Automotive, Inc.
224 Franklin Avenue West                  5211 Cascade Road S.E., Suite 300
Minneapolis, Minnesota 55404              Grand Rapids, Michigan 49546

Tony Carideo (612) 871-8877               Ernie Thomas (616) 802-1600
                                          Dave Tuit (616) 802-1591


FOR IMMEDIATE RELEASE

TOWER AUTOMOTIVE REPORTS HIGHER FOURTH QUARTER AND YEAR-END RESULTS; PROVIDES OUTLOOK FOR 2003

         GRAND RAPIDS, Mich., February 14 -- Tower Automotive, Inc. (NYSE: TWR), today announced results for the fourth quarter and year ended December 31, 2002. The company reported increased sales and earnings for both periods and an improved balance sheet versus the prior year.

         For the fourth quarter of 2002, revenues were $681.6 million, a 6.7 percent increase, compared with $638.9 million in the 2001 period. Reported net income for the fourth quarter was $17.3 million, or $.29 per diluted share, which compares with a reported net loss of $295.7 million, or $6.15 per diluted share, in the fourth quarter of 2001. As summarized in the table below, the operating results for both periods included certain items that impact their comparability. Excluding the after-tax effect of these items, adjusted net income for the fourth quarter of 2002 was $10.2 million, or $.18 per diluted share, compared to adjusted net income for the fourth quarter of 2001 of $6.5 million, or $.13 per diluted share. The improved operating results on an adjusted basis reflect stronger revenues and the effects of cost reduction efforts. The company reduced its operating working capital (accounts receivable, inventories and accounts payable) approximately $23 million in the fourth quarter. Capital expenditures were $51 million in the quarter.

         For the fiscal year ended December 31, 2002, revenues were $2.75 billion, an increase of $287 million, or 11.6 percent, compared with revenues in the 2001 period. The reported net loss for fiscal 2002 was $97.6 million, or $1.70 per diluted share, versus a reported net loss for the prior year of $267.5 million, or $5.87 per diluted share. As summarized in the table below, the operating results for both periods included certain items that impact comparability between periods. Excluding the after-tax effect of these items, adjusted net income for fiscal 2002 was $56.5 million, or $.98 per diluted share, compared to adjusted net income for 2001 of $44.3 million, or $.95 per diluted share. Operating working capital increased approximately $4 million for the 2002 fiscal year, due primarily to higher volumes in 2002 compared to 2001, and capital expenditures were $159 million for the year compared to $194 million in 2001. Net repayments of debt approximated $159 million in 2002, resulting in a 53% leverage ratio at December 31, 2002 compared to 58% at December 31, 2001. The company had unutilized capacity under its credit lines of approximately $423 million as of December 31, 2002, and available liquidity of approximately $253 million under its most restrictive lending covenants (including cash and cash equivalents of $14 million).

         In commenting on the fourth quarter and year-end results, Dug Campbell, president and chief executive officer of Tower Automotive, said, "Our long-term enterprise objectives continue to be the generation of free cash flow to strengthen our balance sheet, to improve our returns on the capital we employ in the business, and to win attractive new business. When we take a look at 2002 as a whole, although we have made significant improvements, we are not completely satisfied with our progress to date on some of these objectives. We will continue to focus on reducing our capital intensity and generating additional cash. We maintain a backlog of $1.4 billion of new business, two-thirds of which will be launched by the middle of 2004, and over half of which will run on existing capacity."

         "For 2003, we anticipate a year that includes launch activity related to several of the new projects in this backlog, with capital expenditures of approximately $200 million. We are confident that the successful launches of these new platforms and their relatively lower capital requirements will result in improved operating results and increasing returns on capital for Tower Automotive in the coming years. We expect sales and operating earnings for the first quarter 2003 and full year 2003 to remain relatively consistent with 2002 levels. We expect ample liquidity to fund our capital investments and other cash requirements in 2003."

         As indicated above, the periods presented include certain restructuring, impairment, and other items that affect comparability. The fourth quarter of 2002 includes $3.3 million of pre-tax asset write-offs at Seojin and Metalsa. The fourth quarter of 2002 also includes pre-tax income of $14.3 million associated with the favorable legal settlement of employee benefit obligations that had been accrued as part of a fourth quarter 2001 restructuring charge. Adjusted net income for the fourth quarter of 2002 excludes the impact of these items, while adjusted net income for other periods excludes other items previously announced. The following reconciles reported net income (loss) to adjusted net income for the periods presented, including per share amounts:

                                                                        Three Months Ended
                                                          December 31, 2002              December 31, 2001
($ in millions, except per share amounts)
                                                    Net of tax       Per share       Net of tax      Per share
Reported net income (loss)                          $     17.3       $    0.29       $   (295.7)     $   (6.15)
                                                    ==========       =========       ==========      =========
Net restructuring and asset impairment charges            (9.3)                           299.0
Write-off of assets at equity joint venture                0.9                               --
Other expense                                              1.3                               --
Goodwill amortization effect of SFAS 142                    --                              3.2
                                                    ----------       ---------       ----------      ---------
Adjusted net income                                 $     10.2       $    0.18       $      6.5      $    0.13
                                                    ==========       =========       ==========      =========


                                                                            Year Ended
                                                          December 31, 2002            December 31, 2001
($ in millions, except per share amounts)
                                                      Net of tax     Per share      Net of tax     Per share
Reported net loss                                     $   (97.6)     $   (1.70)     $  (267.5)     $   (5.87)
                                                      =========      =========      =========      =========
Net restructuring and asset impairment charges             39.7                         299.0
Cumulative effect of SFAS 142 adoption                    112.8                            --
Gain on sale of plant                                      (2.5)                           --
Write-off of assets at equity joint venture                 0.9                            --
Other expense                                               3.2                            --
Goodwill amortization effect of SFAS 142 adoption            --                          12.8
                                                      ---------      ---------      ---------      ---------
Adjusted net income                                   $    56.5      $    0.98      $    44.3      $    0.95
                                                      =========      =========      =========      =========

         ACCESSING THE CONFERENCE CALL WEBCAST AND POWERPOINT PRESENTATION --
A conference call of the fourth quarter results is scheduled today at 11 a.m.
ET (10 a.m. CT). Individual investors may listen to the conference call and view a PowerPoint presentation over the Internet by logging onto www.companyboardroom.com and searching for Tower Automotive. Institutional Investors may access the Webcast and presentation by logging onto www.streetevents.com.

         Tower Automotive, Inc., is a global designer and producer of vehicle structural components and assemblies used by every major automotive original manufacturer, including Ford, DaimlerChrysler, GM, Honda, Toyota, Nissan, Fiat, Hyundai/Kia, BMW and Volkswagen Group. Products include body structures and assemblies, lower vehicle frames and structures, chassis modules and systems, and suspension components. The company is based in Grand Rapids, Mich. Additional company information is available at www.towerautomotive.com.

         This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the anticipated results as a consequence of certain risks and uncertainties, including but not limited to general economic conditions in the markets in which Tower Automotive operates, and other risks detailed from time to time in the company's Securities and Exchange Commission filings.

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                        Three Months Ended                   Year Ended
                                                           December 31,                      December 31,
                                                   ----------------------------     -----------------------------
                                                      2002              2001             2002            2001
                                                   -----------      -----------      -----------      -----------
Revenues                                           $   681,644      $   638,865      $ 2,754,464      $ 2,467,433
Cost of sales                                          611,305          581,631        2,455,577        2,190,248
                                                   -----------      -----------      -----------      -----------
   Gross profit                                         70,339           57,234          298,887          277,185
Selling, general and administrative expenses            38,201           35,882          143,822          139,203
Amortization expense                                     1,040            6,364            4,161           24,804
Restructuring and asset impairment charge, net
                                                       (14,282)         383,739           61,125          383,739
                                                   -----------      -----------      -----------      -----------
   Operating income (loss)                              45,380         (368,751)          89,779         (270,561)
Interest expense, net                                   16,898           14,840           66,909           73,765
Other expense, net                                       1,952               --            1,052               --
                                                   -----------      -----------      -----------      -----------
   Income (loss) before provision for
       income taxes                                     26,530         (383,591)          21,818         (344,326)
Provision for income taxes                               9,271          (87,013)           7,636          (73,312)
                                                   -----------      -----------      -----------      -----------
   Income (loss) before equity in earnings of
       joint ventures and  minority interest            17,259         (296,578)          14,182         (271,014)
Equity in earnings of joint ventures                     4,099            4,959           16,822           17,250
Minority interest                                       (4,097)          (4,074)         (15,824)         (13,760)
                                                   -----------      -----------      -----------      -----------
   Income (loss) before cumulative effect of
       change in accounting principle                   17,261         (295,693)          15,180         (267,524)
Cumulative effect of change in accounting
       principle                                            --               --         (112,786)              --
                                                   -----------      -----------      -----------      -----------
       Net income (loss)                           $    17,261      $  (295,693)     $   (97,606)     $  (267,524)
                                                   ===========      ===========      ===========      ===========
Basic earnings (loss) per common share:
   Income (loss) before cumulative effect of
       change in accounting principle              $      0.30      $     (6.15)     $      0.26      $     (5.87)
   Cumulative effect of change in accounting
       principle                                            --               --            (1.96)              --
                                                   -----------      -----------      -----------      -----------
       Net income (loss)                           $      0.30      $     (6.15)     $     (1.70)     $     (5.87)
                                                   ===========      ===========      ===========      ===========
Basic shares outstanding                                57,697           48,077           57,329           45,597
                                                   ===========      ===========      ===========      ===========
Diluted earnings (loss) per common share:
   Income (loss) before cumulative effect of
       change in accounting principle              $      0.29      $     (6.15)     $      0.26      $     (5.87)
   Cumulative effect of change in accounting
       principle                                            --               --            (1.96)              --
                                                   -----------      -----------      -----------      -----------
       Net income (loss)                           $      0.29      $     (6.15)     $     (1.70)     $     (5.87)
                                                   ===========      ===========      ===========      ===========
Diluted shares outstanding                              65,442           48,077           57,329           45,597
                                                   ===========      ===========      ===========      ===========


                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)


                                                                          December 31,      December 31,
                         Assets                                               2002              2001
 -----------------------------------------------------------               -----------      -----------
 Current assets:
      Cash and cash equivalents                                            $    13,699      $    21,767
      Accounts receivable                                                      249,341          216,638
      Inventories                                                              133,074          112,536
      Deferred income taxes, net                                                20,634           26,323
      Prepaid tooling and other                                                100,433           62,906
                                                                           -----------      -----------
           Total current assets                                                517,181          440,170
                                                                           -----------      -----------

 Property, plant and equipment, net                                          1,073,619        1,120,259
 Investments in joint ventures                                                 260,898          243,198
 Deferred income taxes, net                                                    105,699           61,461
 Goodwill, net                                                                 472,967          567,080
 Other assets, net                                                             127,521          101,268
                                                                           -----------      -----------
                                                                           $ 2,557,885      $ 2,533,436
                                                                           ===========      ===========

          Liabilities and Stockholders' Investment
------------------------------------------------------------
 Current liabilities:
      Current maturities of long-term debt and capital lease
         Obligations                                                       $   120,470      $   172,083
      Accounts payable                                                         417,727          368,910
      Accrued liabilities                                                      284,450          278,962
                                                                           -----------      -----------
           Total current liabilities                                           822,647          819,955
                                                                           -----------      -----------

 Long-term debt, net of current maturities                                     535,220          601,084
 Obligations under capital leases, net of current maturities                    29,731            4,620
 Convertible subordinated notes                                                199,984          199,984
 Other noncurrent liabilities                                                  199,477          201,635
                                                                           -----------      -----------
           Total noncurrent liabilities                                        964,412        1,007,323
                                                                           -----------      -----------

 Mandatorily redeemable trust convertible preferred securities                 258,750          258,750

 Stockholders' investment:
      Preferred stock                                                               --               --
      Common stock                                                                 659              481
      Additional paid-in capital                                               683,072          456,627
      Retained earnings (deficit)                                              (57,174)          40,432
      Deferred compensation plans                                              (10,746)         (15,571)
      Accumulated other comprehensive loss                                     (43,875)         (34,561)
      Treasury stock, at cost                                                  (59,860)              --
                                                                           -----------      -----------
           Total stockholders' investment                                      512,076          447,408
                                                                           -----------      -----------
                                                                           $ 2,557,885      $ 2,533,436
                                                                           ===========      ===========

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)


                                                                         Year Ended December 31,
                                                                      ----------------------------
                                                                         2002              2001
                                                                      -----------      -----------
OPERATING ACTIVITIES:
      Net loss                                                        $   (97,606)     $  (267,524)
      Adjustments required to reconcile net loss to net cash
        provided by (used in) operating activities -
         Cumulative effect of change in accounting principle              112,786               --
         Restructuring and asset impairment charge                         61,125          383,739
         Depreciation and amortization                                    140,859          159,893
         Deferred income tax benefit                                      (38,549)         (80,758)
         Deferred compensation plans                                        1,966               --
         Gain on sale of plant                                             (3,839)              --
         Equity in earnings of joint ventures, net                        (16,822)         (17,250)
         Change in working capital and other operating items              (28,968)         335,715
                                                                      -----------      -----------

      Net cash provided by operating activities                           130,952          513,815
                                                                      -----------      -----------

INVESTING ACTIVITIES:
      Acquisitions, divestitures and investment in joint ventures         (36,798)          (5,418)
      Capital expenditures, net                                          (158,964)        (193,955)
      Proceeds from sale of fixed assets                                   50,313               --
                                                                      -----------      -----------

         Net cash used for investing activities                          (145,449)        (199,373)
                                                                      -----------      -----------

FINANCING ACTIVITIES:
      Proceeds from borrowings                                          2,038,037        2,308,821
      Repayments of debt                                               (2,197,449)      (2,643,860)
      Net proceeds from issuance of stock                                 225,701           38,991
      Payments for repurchase of common shares                            (59,860)              --
                                                                      -----------      -----------

         Net cash provided by (used for) financing activities               6,429         (296,048)
                                                                      -----------      -----------

NET CHANGE IN CASH AND CASH EQUIVALENTS                                    (8,068)          18,394

CASH AND CASH EQUIVALENTS:
      Beginning of period                                                  21,767            3,373
                                                                      -----------      -----------

      End of period                                                   $    13,699      $    21,767
                                                                      ===========      ===========


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